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                                                                   EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SSP Solutions, Inc.

         We consent to the incorporation by reference in the registration statement on Form S-3 (registration statement no. 333-90574) and in the registration statement on Form S-8 (registration statement no. 333-73204) of our report dated March 28, 2003, relating to the consolidated balance sheet of SSP Solutions, Inc. as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of SSP Solutions, Inc., and to the reference to our firm under the heading "Experts" in the prospectuses that are a part of those registration statements.

/s/ Haskell & White LLP
Haskell & White LLP

Irvine, California
April 15, 2003